Exhibit 99.1

Torvec, Inc. Announces New Director of Electronic Products Development

ROCHESTER, N.Y., February 2, 2015 (GLOBE NEWSWIRE) -- Richard A. Kaplan, Chief Executive Officer of Torvec, Inc. (OTCQB – TOVC), and Joseph P. McMahon VP of Engineering, announce the appointment of Matthew J. Kenyon to head up the development of Torvec’s new WAM Watch™ technology. Mr. Kenyon’s expertise is in Electrical and Computer Engineering with concentration in Signal Processing and Pattern Recognition. He holds Bachelors and Masters Degrees from Rochester Institute of Technology. His previous positions include Lead Engineer of New Product Development at BlackBox Biometrics where he led the development of the Linx IAS (winner of multiple awards at last month’s Consumer Electronics Show in Las Vegas) and Electrical Engineer at Harris RF Communications in the Advanced Development Group.

Mr. McMahon commented that, “Matt’s experience and expertise line up perfectly with our new product development needs. His addition to our team will certainly accelerate the process of getting an innovative and superior product to market.”

Mr. Kaplan stated, “We are all thrilled about the addition of Matt Kenyon. Of all the candidates we found in our search he was really the perfect fit. As our Director of Electronic Products Development, Torvec will be in good hands for our future in the Wearable Technology and Safety fields. “

Mr. Kenyon added, “I’m very excited to be involved with this new opportunity. A driving factor in my decision to join Torvec is that I feel the growth potential of these unique, cutting edge technologies is extraordinary. I also feel they will make for a safer world. I look forward to the challenge of bringing these important products to market.”

Forward-Looking Statements

This news release may contain forward looking statements regarding Torvec's future economic performance and prospects that are subject to risks and uncertainties. These risks and uncertainties could cause actual results to differ from those described in such statements. Such risks and uncertainties include those described from time to time in Torvec's SEC reports, including its most recent Annual Report on Form 10-K.

About Torvec, Inc.

Torvec, Inc. develops and markets advanced technologies in the areas of power and safety.  The Company currently is focusing its commercialization strategies on the following technologies: (i) a wearable device, currently named the WAM Watch™ (Warning Alertness Metrics), which measures degradation of alertness, and (ii) the Torvec Hydraulic Pump. The WAM Watch consists of hardware and software that measures multiple metrics in order to establish that a person’s ability to perform a task or job appears to be degrading. The Torvec Hydraulic Pump is an innovative hydraulic design, whose goal is to deliver better efficiencies in a package that is smaller and lighter than existing technologies. For additional information, please visit www.torvec.com.

Contact Information:

Robert W. Fishback

bfishback@torvec.com

(585) 254-1100 x310